Pantheon Ventures (US) LP

555 California Street, Suite 3450

San Francisco, California 94104

June 9, 2025

WAIVER LETTER

Pantheon Infra Advisors LLC

555 California Street, Suite 3450

San Francisco, California 94104

Re: Subadvisory Fee Waiver

Ladies and Gentlemen:

This Waiver Letter documents an undertaking by Pantheon Ventures (US) LP (the “Subadviser”) to waive a portion of the subadvisory fee payable to it by Pantheon Infra Advisors LLC (the “Adviser”) with respect to AMG Pantheon Infrastructure Fund, LLC (the “Fund”), under a Subadvisory Agreement between the Adviser and the Subadviser dated as of June 9, 2025, and as amended through the date hereof (the “Subadvisory Agreement”).

In consideration of the subadvisory fee payable to the Subadviser under a Subadvisory Agreement between the Adviser and the Subadviser with respect to AMG Pantheon Infrastructure Subsidiary Fund, LLC dated as of June 9, 2025 (the “Subsidiary Fund Subadvisory Agreement”), the Subadviser hereby undertakes, effective June 9, 2025, to waive a portion of the subadvisory fee that the Subadviser otherwise would have been entitled to receive with respect to any particular month from the Adviser with respect to the Fund in an amount equal to the subadvisory fee paid to the Subadviser under the Subsidiary Fund Subadvisory Agreement with respect to such month.

This waiver shall continue until the earlier of (i) the mutual agreement of the Subadviser, the Adviser and the Board of Directors of the Fund or (ii) such time that Subadvisory Agreement or the Subsidiary Fund Subadvisory Agreement terminates.

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Sincerely,

Pantheon Ventures (US) LP

By:	/s/ Kara Zanger
Name: Kara Zanger
Title: Managing Director
Date:

ACKNOWLEDGED AND ACCEPTED

AMG Pantheon Infra Advisors LLC

By:	/s/ Kara Zanger
Name: Kara Zanger
Title: Authorized Signatory
Date: